As filed with the Securities and Exchange Commission on October 4, 1996

                                             Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                     ______________________
                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    ICN PHARMACEUTICALS, INC.
     (Exact Name of Registrant as Specified in its Charter)
             Delaware                      33-0628076
  (State or Other Jurisdiction          (I.R.S. Employer
of Incorporation or Organization)     Identification No.)

                       3300 Hyland Avenue
                  Costa Mesa, California  92626
                         (714) 545-0100
  (Address, Including Zip Code, and Telephone Number, Including
                           Area Code,
          of Registrant's Principal Executive Offices)

                           Copies To:

                          David C. Watt
Executive Vice President, General Counsel and Corporate Secretary
                    ICN Pharmaceuticals, Inc.
                       3300 Hyland Avenue
                 Costa Mesa, California   92626
                         (714) 545-0100
    (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code,
                      of Agent For Service)

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box:  [   ]


                 CALCULATION OF REGISTRATION FEE
Title of                 Proposed     Proposed
Each Class   Amount to   Maximum      Maximum       Amount of
of           be          Offering     Aggregate     Registration
Securities   Registered  Price Per    Offering      Fee (2)
to be        (1)         Share (2)    Price (2)
Registered
(1)
Common       400,000     $20.1875     $8,075,000    $2446.97
Stock,
$.01 par
value
 (1)  Also includes associated Preferred Stock Purchase Rights.
 (2) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the high and low price of shares of Common Stock as reported on the
    New York Stock Exchange on October 1, 1996 (which date is within five business days prior to the date of the filing of this Registration Statement).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE
 DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
   SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT
    SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY
                           DETERMINE.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction .
          SUBJECT TO COMPLETION, DATED OCTOBER 4, 1996 PROSPECTUS

                    ICN PHARMACEUTICALS, INC.

                 400,000 SHARES OF COMMON STOCK

     This Prospectus relates to 400,000 shares (the "Shares") of Common Stock, $ .01 par value, including associated Preferred Stock Purchase Rights (the "Common Stock), of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "ICN"), that may from time to time be sold by Siemens Medical Systems, Inc. ("Siemens Medical" or the "Selling Stockholder"). Although this Prospectus relates to the offering of Shares by the Selling Stockholder, upon the satisfaction of the Company's obligations under the terms of a Common Stock Undertaking Agreement, as amended (the "Undertaking Agreement") between the Company and the Selling Stockholder, the Selling Stockholder is required to return to the Company any Shares not previously sold by it and to remit to the Company the net proceeds from the sale of any Shares. Any net proceeds received by the Selling Stockholder upon the sale of any Shares may, at the Company's option, be credited against payments required to be made by the Company to the Selling Stockholder under the Undertaking Agreement. The Company has agreed to bear all expenses (including, under certain circumstances, the Selling Stockholder's sales commissions, underwriting discounts, transfer fees and out-of-pocket expenses) in connection with the registration and sale of the Shares being offered by the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution."

     The Shares may be sold from time to time by the Selling Stockholder, including sales that may be arranged by the Company. Such sales may be made in the over - the - counter market, on the New York Stock Exchange or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Shares covered by this Prospectus were originally issued, or may hereafter be issued pursuant to the terms of the Undertaking Agreement, to the Selling Stockholder in a private placement made by the Company under Rule 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with an amendment (the "Amendment"), dated as of September 27, 1996, to the Undertaking Agreement. The Undertaking Agreement was initially entered into in connection with the acquisition (the "Dosimetry Acquisition") by the Company of the Dosimetry Service Business from Siemens Medical in July 1996. The Dosimetry Acquisition, together with other acquisitions consummated by the Company in 1996 and presently proposed acquisitions which may be consummated by the Company during 1996, do not in the aggregate constitute the acquisition of a significant business as defined by Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission").

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on the New York Stock Exchange
("NYSE") under the symbol "ICN." On October 3, 1996, the closing sale price per share, as reported by the NYSE, was $20.50.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK.  SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The Date of this Prospectus is October ____, 1996.
                      AVAILABLE INFORMATION



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York at 7 World Trade Center 13th Floor, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained (at prescribed rates), by writing to the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available through
the Commission's Web site (http://www.sec.gov).   In addition,
such material may also be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission as described above.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following reports and documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference as of their respective dates:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as amended by Form 10-K/A-
         1, dated April 29, 1996.

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 1996.

     3. Quarterly Report on Form 10-Q for the six months ended June 30, 1996.

     4.  The description of the Common Stock and associated
         Preferred Stock Purchase Rights contained in the
         Registration Statement on Form 8-A, dated November
         10, 1994.



     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the termination of the offering of the Shares pursuant to this Prospectus (this "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents.
Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE REPORTS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH REPORTS OR DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DAVID C. WATT, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626. TELEPHONE INQUIRIES MAY BE DIRECTED TO DAVID C. WATT AT
(714) 545-0100.
                           THE COMPANY



     On November 1, 1994, the stockholders of ICN
Pharmaceuticals, Inc. ("Old ICN"), SPI Pharmaceuticals, Inc. ("SPI"), Viratek, Inc. ("Viratek"), and ICN Biomedicals, Inc. ("Biomedicals") (collectively, the "Predecessor Companies") approved the combination of the Predecessor Companies ("the Merger"). On November 10, 1994, SPI, Old ICN and Viratek merged into ICN Merger Corp., and Biomedicals merged into ICN Subsidiary Corp., a wholly-owned subsidiary of ICN Merger Corp. In conjunction with the Merger, ICN Merger Corp. was renamed ICN Pharmaceuticals, Inc. For accounting purposes, SPI is the acquiring company and as a result, the Company reports the historical financial data of SPI in its financial results. Subsequent to the Merger, the results of the Company include the combined operations of all Predecessor Companies.

     ICN is a multinational research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, nutrition, research and diagnostic products. The Company pursues a strategy of international expansion which includes (i) research and development of proprietary products with the potential to be significant contributors to the Company's global operations; (ii) penetration of major pharmaceutical markets by means of targeted acquisitions; and
(iii) expansion in these major markets through the development or acquisition of pharmaceutical products that meet the particular needs of each market.

     The Company distributes and sells a broad range of prescription and over-the-counter pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. The Company's leading product is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the trade name Virazole[registered]. Virazole[registered] is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and HIV. In the United States, Virazole[registered] is approved only for use in hospitalized infants and young children with severe lower respiratory infections due to RSV.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. The Company believes that the approval of Virazole[registered] for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market both in the United States and abroad. On June 1, 1994, a New Drug Application ("NDA") was filed with the United States Food and Drug Administration (the "FDA") for the use of Virazole[registered] for the treatment of chronic hepatitis C in the United States. Similar applications for approval to market Virazole[registered] for chronic hepatitis C were filed in the European Union, Canada, Sweden, Norway, Finland, Australia and New Zealand. Following the submission of the NDA, the FDA raised serious questions regarding the safety and efficacy of Virazole[registered]. Similar questions were raised by foreign reviewers. Subsequently, the Company withdrew its NDA for Virazole[registered] and the applications for Virazole[registered] submitted in other world markets. On July 28, 1995, the Company entered into an agreement (described below) with a subsidiary of Schering-Plough Corporation (collectively with such subsidiary, "Schering") to license ribavirin (Virazole[registered]) as a treatment for chronic hepatitis C in combination with Schering's alpha interferon (the "Combination Therapy"). The FDA subsequently approved a protocol for the testing of the Combination Therapy, and Schering is currently conducting Phase III clinical trials of the Combination Therapy. To obtain FDA approval of Virazole[registered] for use in Combination Therapy, the Company and Schering must demonstrate that Combination Therapy is safer and more effective in treating chronic hepatitis C than alpha interferon alone. Schering is also testing the Combination Therapy pursuant to protocols approved by the European Union. The Company continues to believe that Virazole[registered] has potential in the treatment of hepatitis C in Combination Therapy and is taking all steps necessary to capitalize on its full potential.

     Pursuant to an Exclusive License and Supply Agreement (the "License Agreement") with Schering, the Company licensed ribavirin to Schering for use in Combination Therapy. The License Agreement provided the Company an initial non-refundable payment by Schering of $23,000,000, and future royalty payments to the Company for marketing of ribavirin, including certain minimum royalty rates. Schering will have exclusive marketing rights for ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market the drug in the countries of the European Union. In addition, Schering will purchase up to $42,000,000 in Common Stock upon the achievement of certain regulatory milestones. Under the License Agreement, Schering will be responsible for all clinical developments worldwide.

     The Company believes it is positioned to expand its presence in the pharmaceutical markets in Eastern Europe. In 1991, a 75% interest was acquired in Galenika Pharmaceuticals, a large drug manufacturer and distributor in Yugoslavia. Galenika Pharmaceuticals was subsequently renamed ICN Galenika ("Galenika"). This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in Galenika Pharmaceuticals, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. Galenika continues to be a significant part of the Company's operations although its sales and profitability have, at times, been substantially diminished owing principally to the imposition of sanctions on Yugoslavia by the United Nations. However, in December 1995, the United Nations Security Council adopted a resolution that suspended economic sanctions imposed on the Federal Republic of Yugoslavia since May of 1992. The suspension of economic sanctions has enabled Galenika to resume exporting certain of its product lines to Russia, other Eastern Europe Markets, Africa, the Middle East and the Far East. Additionally, during 1995, in pursuing its Eastern Europe expansion strategy, the Company acquired a 75% interest in Oktyabr, a pharmaceutical company in the Russian Republic. The Company subsequently acquired an additional 15% interest in Oktyabr, increasing its interest in Oktyabr to 90%.

     In addition to its pharmaceutical operations, the Company also develops, manufacturers and sells a broad range of research chemical products, diagnostic reagents and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs.

     The principal executive offices of the Company are located at 3300 Hyland Avenue, Costa Mesa, California 92626. The telephone number at such address is (714) 545-0100.

                          RISK FACTORS



      An investment in the Shares involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. Prospective purchasers of the Shares should be fully aware of the risk factors set forth herein. This Prospectus contains or incorporates statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and in the documents incorporated by reference and include statements regarding, among other matters, the Company's growth opportunities, the Company's acquisition strategy, regulatory matters pertaining to governmental approval of the marketing or manufacturing of certain of the Company's products and other factors affecting the Company's financial condition or results of operations. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward looking known and unknown statements. Such factors include the various risk factors described below.

     DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 75% and 79% of the Company's net sales for 1995 and the six months ended June 30, 1996, respectively, were generated from operations outside the United States. The Company operates directly and through distributors in North America, Latin America (principally Mexico), Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable.

     RISK OF OPERATIONS IN YUGOSLAVIA

     Galenika represents a material part of the Company's business. Approximately 46% and 46% of the Company's net sales for 1995 and the six months ended June 30, 1996, respectively, were from Galenika. In addition, approximately 39% and 51% of the Company's operating income for 1995 and the six months ended June 30, 1996, respectively, were from Galenika. The current political and economic circumstances in Yugoslavia create certain business risks particular to that country. Between May 1992 and December 1995, Yugoslavia had been operating under sanctions imposed by the United Nations which had severely limited the ability to import raw materials for manufacturing and had prohibited all exports. While the sanctions were suspended in December 1995, certain risks such as hyperinflation, currency devaluations, wage and price controls and potential government action could continue to have a material adverse effect on the Company's results of operations.

     Galenika is subject to price controls in Yugoslavia. The size and frequency of government-approved price increases are influenced by local inflation, devaluations, cost of imported raw materials and demand for Galenika products. During 1995 and through June 30, 1996, Galenika received fewer price increases than in the past due to lower relative levels of inflation. As inflation increases, the size and frequency of price increases are expected to increase. Price increases obtained by Galenika are based on economic events preceding such an increase and not on expectations of ongoing inflation. A lag in approved price increases could reduce the gross margins that Galenika receives on its products. Although the Company expects that Galenika will limit sales of products that have poor margins until an acceptable price increase is received, the impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

     RISK OF OPERATIONS IN EASTERN EUROPE AND RUSSIA

     The Company has an investment in Russia through its 90% interest in the Russian pharmaceutical company Oktyabr. In May 1996, the Company purchased a 40% investment in a U.S. company which has a 51% interest in a joint venture with a joint stock company in Kazakhstan to convert a former Soviet scientific production complex in Kazakhstan into a pharmaceutical manufacturing and distribution plant. It is anticipated that the Company's investment in the joint venture, including its investment in the U.S. company, will be approximately $3 million. In June 1996, the Company acquired an approximately 88% interest in Lekstredstva, a Russian pharmaceutical company, and intends to make additional purchases from existing Lekstredstva stockholders to increase its interest to 95%. It is estimated that the aggregate investment in Lekstredstva will cost approximately $6.3 million. In September 1996, the Company signed a definitive agreement to purchase up to a 59% interest in Alkaloida Chemical Co. ("Alkaloida"), a Hungarian state-owned pharmaceutical company, for approximately $21.9 million. As required under the terms of the definitive agreement, on September 27, 1996, the Company made a payment of approximately $8.95 million for an initial 50.02% interest in Alkaloida, with the shares representing such interest to be issued to the Company on October 10, 1996. The remaining 8.98% interest in Alkaloida is anticipated to be acquired in January 1997. See "Recent Developments." From July 1996 through the date of this Prospectus, the Company acquired a 65% interest in Polypharm, a Russian pharmaceutical company, for approximately $1.3 million. The Company is also considering several other strategic acquisitions and investments in Eastern Europe. Although the Company believes that investment in Russia and Eastern Europe offers access to growing world markets, the economic and political conditions in such countries are unstable.

     NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION
          OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole[registered] is approved for treatment of chronic hepatitis C in Combination Therapy (for which there can be no assurance), to expand the production and marketing of Virazole[registered] in the countries of the European Union where the Company has retained marketing rights under the License Agreement. It may be desirable that the Company enter into licensing arrangements with other pharmaceutical companies in order to market effectively any new products or new indications for existing products such as the License Agreement with Schering for the marketing of Virazole[registered] for Combination Therapy (if approved).
There can be no assurance that the Company will be successful in raising such additional capital or entering into such marketing arrangements, if required, or that such capital will be raised, or such marketing arrangements will be, on terms favorable to the Company.

     LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole[registered] and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole[registered] to treat specified human viral diseases. If future development of Virazole[registered] in Combination Therapy is successful and approval is granted in the United States, an additional award of exclusivity will be granted of up to three years from date of approval (Waxman-Hatch Act); however, there can be no assurance that such development will be successful or that such approval will be obtained. While the Company has patents in certain foreign countries covering use of Virazole[registered] in the treatment of certain diseases, which coverage and expiration varies and which patents expire at various times through 2006, the Company has no, or limited, patent rights with respect to Virazole[registered] and/or its use in certain foreign countries where Virazole[registered] is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, the Company and Schering intend to file applications for approval of Combination Therapy through a centralized procedure in the European Union (which includes France, Germany and Great Britain). If such approval is granted, the Company and Schering would be afforded either six or ten years (depending upon the particular country) of protection for the Combination Therapy against competition . There can be no assurance that the loss of the Company's patent rights with respect to Virazole[registered] upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company.

     As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries.

     UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends aggressively to continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations.
Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company. Since some or all of these potential acquisitions may be affected with the issuance of Common Stock by the Company to the sellers of the businesses being acquired, the interest of existing stockholders in the Company may be diluted (which dilution may be material depending on the size and the number of acquisitions consummated). Subject to sufficient authorized and unissued shares of Common Stock being available, no stockholder approval of any acquisition transaction would be required unless the number of shares of Common Stock issued by the Company in connection with the transaction (or series of related transactions) were to exceed 20% of the then outstanding shares of Common Stock.

     POTENTIAL LITIGATION EXPOSURE

     ICN is a defendant in various lawsuits including certain consolidated class action lawsuits alleging, among other things, violations of federal securities laws. The plaintiffs in these lawsuits allege that ICN made, or aided and abetted other defendants in making, misrepresentations of material facts and omitted to state material facts concerning the business, financial condition and future prospects of the Company, primarily concerning developments regarding Virazole[registered], including statements made in the 1980's concerning the efficacy and safety of the drug and the market for the drug in the treatment of AIDS and AIDS related diseases, and statements made in 1994 and 1995 concerning the Company's NDA for the use of Virazole[registered] for the treatment of chronic hepatitis C (the "Hepatitis C NDA"). See "Recent Developments."

     The Commission is conducting a private investigation (the "Commission Investigation") with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA, including whether, during the period June 1994 through February 1995, the Company, persons or entities associated with it and others (including Mr. Milan Panic, Chairman, President and Chief Executive Officer of the Company), in the offer and sale or in connection with the purchase and sale of Common Stock, engaged in possible violations of federal securities laws, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; (ii) purchased or sold Common Stock while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold Common Stock. The Company is cooperating with the Commission in its investigation.

     The Company has received a Subpoena (the "Subpoena") from a Grand Jury in the United States District Court, Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company and Milan Panic are subjects of the investigation and are cooperating with the production of documents pursuant to the Subpoena.

     DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its management, including Milan Panic, its Chairman, President and Chief Executive Officer. The loss of their services could have a material adverse effect on the Company. The Company cannot predict what effect, if any, the Commission's Investigation and the Subpoena may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See " -- Potential Litigation Exposure," above.

     POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole[registered]. While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole[registered], has been successfully maintained against the Company or any of its predecessors, a substantial claim, if successful, could have a material adverse effect on the Company.

     GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans in such respective jurisdictions. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals.

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which have created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

     COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. In early 1996, MedImmune, Inc. began marketing in the United States RespiGam, a prophylactic drug for the treatment of RSV. The Company is aware of several other ongoing research and development programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data, it is unable to evaluate whether RespiGam or the other technology being developed in these programs poses a threat to the Company's current market position in the treatment of RSV or its revenue streams. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire.

                       RECENT DEVELOPMENTS



     ICN has been a defendant in certain consolidated class action lawsuits pending in the United States District Court for the Southern District of New York entitled In re PaineWebber Securities Litigation (Case No. 86 Civ. 6776 {BMW}) and In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 {BMW}). The plaintiffs in these lawsuits have alleged that ICN made, or aided and abetted other defendants in making, misrepresentations of material facts and omitted to state material facts concerning the business, financial condition and future prospects of the Company, primarily concerning developments regarding Virazole[registered], including statements made in 1986 and 1987 concerning the efficacy and safety of the drug and the market for the drug in the treatment of AIDS related conditions. On August 22, 1996, following a trial on the merits, the jury sitting for such trial rejected a number of the securities fraud claims brought against ICN. The jury was unable to reach a verdict on the remaining claims and accordingly, a mistrial was declared on those claims. There were no findings of violations of securities laws and no damages were awarded. With respect to the claims rejected by the jury, the plaintiffs have a right to appeal, and with respect to the claims for which the jury was unable to reach a verdict, the plaintiffs have a right to a retrial.

     On September 18, 1996, the Company acquired the Cappel division ("Cappel") of Organon Tekniks Corporation ("OTC"), a Delaware corporation, from OTC and its affiliate, Akzo Nobel Pharma International, B.V. ("Akzo Nobel Pharma"), a Dutch corporation, in consideration for the issuance of 213,385 Shares. Cappel manufactures and sells immunochemical reagents used in biotechnology and biomedical laboratories around the world. The acquisition of Cappel, together with other acquisitions consummated by the Company in 1996 and presently proposed acquisitions which may be consummated by the Company in 1996, do not in the aggregate constitute the acquisition of a significant business as defined by Regulation S-X promulgated by the Commission.

     On September 25, 1996, ICN China, Inc. ("ICN China"), a wholly-owned subsidiary of the Company, entered into a joint venture agreement with Jiangsu Wuxi Pharmaceutical Corporation ("Wuxi"), a Chinese state-owned company, to establish a limited liability company (the "Chinese Joint Venture Entity") for the production and sale of pharmaceutical products. The Chinese Joint Venture Entity will be owned 75% by ICN China and 25% by Wuxi. Wuxi will contribute its existing operation to the Chinese Joint Venture Entity, and ICN China will contribute to the Chinese Joint Venture Entity a total of $24 million in cash over three years, primarily for the construction of a new pharmaceutical production plant and the purchase of related machinery and equipment. Of the amount to be contributed by ICN China, $3.6 million is required to be paid in January 1997, an additional $4.4 million is required to be paid during 1997, and an additional $8 million is required to be paid during each of 1998 and 1999. The Company has not determined the source of the financing for this obligation.

     On September 27, 1996, the Company borrowed approximately $8.95 million from Union Bank of Switzerland ("UBS") to finance the initial purchase of its interest in Alkaloida. See "Risk Factors - Risk of Operations in Eastern Europe and Russia." This loan, which bears an initial annual interest rate equal to UBS's one month LIBOR rate plus 0.75%, is repayable on October 27, 1996, with the Company having the option to extend the term by an additional 30 days. The Company is presently reviewing alternative arrangements to refinance the loan upon maturity.

     On September 30, 1996, the Company issued 195,122 Shares to
Siemens Medical in connection with the Amendment to the Undertaking Agreement. See "Selling Stockholder."

                         USE OF PROCEEDS



     Since this Prospectus relates to the offering of Shares by the Selling Stockholder, any Net Proceeds received by the Selling Stockholder will be credited to the Company for amounts payable by the Company to the Selling Stockholder pursuant to the terms of this Undertaking Agreement, upon the satisfaction of the Company's obligations thereunder. See "Selling Stockholder."

                       SELLING STOCKHOLDER



     All of the Shares are being offered for the account of Siemens Medical, although some or all of the sales may be Arranged Sales. However, upon the satisfaction of the Company's obligation under the Undertaking Agreement, Siemens Medical is required to return to the Company any Shares not previously sold by it and to remit to the Company the net proceeds from the sale of any Shares. Any net proceeds received by Siemens Medical upon the sale of any Shares may, at the Company's option, be credited against any payments required to be made by the Company to Siemens Medical under the terms of the Undertaking Agreement. No estimate can be given as to the amount of Shares that will be held by the Selling Stockholder upon termination of this Offering. Because the Selling Stockholder may sell all or part of the Shares which they hold pursuant to this Prospectus, this Offering is not being underwritten on a firm commitment basis and some or all of these Shares may be returned to the Company upon the satisfaction of the Company's obligations under the Undertaking Agreement.

     As of September 19, 1996, the Company had outstanding approximately 33,366,000 shares of Common Stock (as adjusted to give effect to the issuance of 213,385 shares of Common Stock to OTC and Akzo Nobel Pharma in connection with the Company's Acquisition of Cappel, as described under "Recent Developments", and the 195,122 Shares issued to Siemens Medical pursuant to the Amendment).

     The Selling Stockholder acquired the Shares presently owned by it, and may acquire additional Shares from time to time, in accordance with the terms of the Amendment. In connection with the Amendment, Siemens Medical withdrew its previously exercised put (the "Put Option") to require the Company to repurchase at $23.512493872 per share (the "Guaranteed Share Price") the 964,833 shares of Common Stock (the "Acquisition Shares") which had been issued to Siemens Medical in connection with the Dosimetry Acquisition (and which have been registered under the Securities Act for resale by Siemens Medical under a separate registration statement). The Put Option had been exercised pursuant to the terms of the Undertaking Agreement as initially executed. The Amendment contains terms which, among other things, (i) extend the date by which Siemens Medical has the right to exercise the Put Option to December 16, 1996,
(ii) require the Company to pay interest on the amount paid upon exercise of the Put Option at an annual interest rate (the "Interest Rate") equal to one percent plus the prime or reference rate of Bank of America, N.T. & S.A. for the period from September 28, 1996 through (and including) December 23, 1996,
(iii) require the Company to pay interest at the Interest Rate to Siemens Medical on the Guaranteed Share Price with respect to each Acquisition Share sold from September 28, 1996 until the receipt of the proceeds from such sale, (iv) permit the Company to require Siemens Medical to sell any or all of the Acquisition Shares for cash pursuant to transactions arranged by the Company (the "Arranged Sales") provided that the Company pays Siemens Medical for each share sold pursuant to an Arranged Sale the positive difference, if any, between the Guaranteed Share Price and the proceeds, less Siemens Medical's sales commissions, underwriting discounts, transfer fees and out-of-pocket expenses (the "Net Proceeds"), received by Siemens Medical from the sale of such shares, (v) for each share of Common Stock sold pursuant to an Arranged Sale or repurchased by the Company pursuant to the Put Option, require the Company to pay Siemens Medical the positive difference between (A) the lesser of (x) the highest closing price of a share of Common Stock on the NYSE between September 28, 1996 and the December 23, 1996 and (y) $28.21 and
(B) the Guaranteed Share Price, and (vi) to the extent the then market value (based upon average of the closing prices of the Common Stock over specified three week periods) of the Shares (or, to the extent Shares have previously been sold, the Net Proceeds from such sales) is less than the amount that the Company would have been seen required to pay if the Put Option was then exercised, obligate the Company to issue Shares to Siemens Medical valued at said market value (which shares shall be deemed thereafter to constitute Shares). Upon satisfaction of all of its obligations under the Amendment, Siemens Medical is required to return to the Company any Shares not previously sold by it and to remit to the Company the Net Proceeds from the sale of any Shares. Any Net Proceeds received by Siemens Medical upon a sale of Shares may, at the Company's option, be credited against any payments required to be made by the Company to Siemens Medical under the terms of the Underwriting Agreement.

     The description set forth above of the Undertaking Agreement and the Amendment are summaries and as such are subject to and qualified in their entirety by reference to the text of these agreements, copies of which are attached to the Registration Statement of which this Prospectus is a part and incorporated herein by reference.

     The registration effected hereby is being effected pursuant to certain registration rights granted by the Company under the terms of the Undertaking Agreement.

                      PLAN OF DISTRIBUTION



     The Selling Stockholder is offering the Shares for its own account, and not for the account of the Company (although some or all of the sales may be Arranged Sales). However, upon the satisfaction of the Company's obligations under the Undertaking Agreement, the Selling Stockholder is required to return to the Company any Shares not previously sold by it and to remit to the Company the Net Proceeds from the sale of any Shares. Any Net Proceeds received by the Selling Stockholder may, at the Company's option, be credited against any payments required to be made by the Company to the Selling Stockholder under to the terms of the Undertaking Agreement. See "Selling Stockholder."

     The Shares may be sold from time to time by the Selling Stockholder. Such sales may be made in the over-the-counter market, on the New York Stock Exchange or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(d) privately negotiated transactions. The Shares may be sold at the discretion of the Selling Stockholder or pursuant to Arranged Sales as specified by the Company. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholder.

     In the Undertaking Agreement, the Company has agreed to indemnify the Selling Stockholder and each person controlling a Selling Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with the Registration Statement; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Selling Stockholder and stated to be specifically for use in the Registration Statement. The Selling Stockholder has agreed to indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of the Securities Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by the Selling Stockholder and stated to be specifically for use in the Registration Statement; provided, however, that the obligations of the Selling Stockholder is limited to an amount equal to the proceeds to the Selling Stockholder of shares sold pursuant to the Registration Statement or otherwise as contemplated by the Undertaking Agreement. In addition, the Company has agreed to indemnify the Selling Stockholder and any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Selling Stockholder with respect to any liability, claim, or damage arising out of the sale of Shares through an Arranged Sale and has agreed to reimburse the Selling Stockholder and any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Selling Stockholder for any legal and other expenses reasonably incurred in connection with investigating and defending any such liability, claim, or damage; provided that the Company shall not be liable in any such case to the extent any liability, claim, damage, or expenses arises out of or is based on any act or omission of the Selling Stockholder (or such other person). If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless the the Selling Stockholder in respect of the foregoing, then the Company shall contribute to the amount paid or payable by Selling Stockholder as a result thereof in such proportion as is appropriate to reflect the relative benefits received by, and the relative fault of, the Selling Stockholder, on the one hand, and the Company, on the other, and as further provided in and in accordance with the Undertaking Agreement.

     There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered by it hereunder. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     The registration effected hereby is being effected pursuant to certain registration rights previously granted by the Company to the Selling Stockholder in the Undertaking Agreement. The Company will bear the expense of such registration (including, under certain circumstances, the Selling Stockholder's sales commissions, underwriting discounts, transfer fees and out-of-pocket expenses).

                          LEGAL MATTERS



     The legality of the Shares offered hereby will be passed upon for the Company by David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Company. As of October 3, 1996, Mr. Watt beneficially owned 100,332 shares of Common Stock, including 98,337 shares which he has the right to acquire upon the exercise of currently exercisable stock options.

                 INDEPENDENT PUBLIC ACCOUNTANTS



     The consolidated balance sheets as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been included herein in reliance on the report, which includes, as it relates to 1994 and 1993, an emphasis of matter paragraph related to certain transactions between affiliates, of Coopers & Lybrand L.L.P., independent public accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended June 30, 1996 and 1995 and March 31, 1996 and 1995, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information.
However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended June 30, 1996 and March 31, 1996, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part, that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.




















                             PART II



             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     The following table sets forth the estimated expenses of the Registrant in connection with the distribution of the securities being registered hereunder.

SEC Filing Fee                                  $   2446.97
Legal Fees and Expenses                         $ 20,000.00
Accounting Fees and Expenses                    $ 15,000.00
Miscellaneous                                   $  2,500.00
                                                 __________
      Total                                    $  39,946.97

                                                 __________




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant carries directors' and officers' liability insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible).

     The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding. Additionally, the indemnity agreements provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b) (7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b) (7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS



4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp., previously filed as Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.2 Bylaws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994.

4.4 Common Stock Undertaking Agreement, dated July 18, 1996, by and among Siemens Medical Systems, Inc. and the Registrant, previously filed as Exhibit 4.6 to the Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference, as amended by Amendment No. 1, dated as of September 10, 1996, and Amendment No. 2, dated as of September 27, 1996.

5.   Opinion of David C. Watt, Executive Vice President, General
     Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.

15.1 Awareness Letter of Independent Public Accountants regarding
     Unaudited Interim Financial           Information.

15.2 Review Report of Independent Public Accountants for the period ended March 31, 1996, previously filed as Exhibit 15 to Quarterly Report on Form 10-Q for the quarter ended March
     31, 1996, and incorporated herein by reference.

15.3 Review Report of Independent Public Accountants for the period ended June 30, 1996, previously filed as Exhibit 15 to Quarterly Report on Form 10-Q for the quarter ended June
     30, 1996, and incorporated herein by reference.

23.1 Consent of Coopers & Lybrand L.L.P., Independent Public
     Accountants.

23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).

24.  Power of Attorney (included elsewhere in this Registration
     Statement).

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to that foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
                           SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa and State of California on October 3, 1996.



                                      ICN PHARMACEUTICALS, INC.


                                       /s/ Milan Panic
				      ________________________________
                                       By:  Milan Panic
                                           Chairman, President and Chief
                                                Executive Officer

                        POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Milan Panic and David C. Watt his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and amendments pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE           TITLE                                DATE



/s/ Milan Panic
Milan Panic         Chairman and Chief Executive         October 3,
                    Officer                              1996
                    (Principal Executive Officer)


/s/ John E.
Giordani            Executive Vice President, Chief      October 3,
John E. Giordani    Financial Officer                    1996
                    (Principal Financial and Accounting
                    Officer)

/s/ Norman Barker,
Jr.                 Director                             October 3,
Norman Barker, Jr.                                       1996

/s/ Birch E. Bayh,
Jr.                 Director                             October 3,
Senator Birch E.                                         1996
Bayh, Jr.

/s/ Alan F. Charles
Alan F. Charles     Director                             October 3,
                                                         1996
/s/ Roger Guillemin
Roger Guillemin,    Director                             October 3,
M.D., Ph.D.                                              1996

/s/ Adam Jerney
Adam Jerney         Director, Executive Vice President,  October 3,
                    Chief Operating Officer              1996

/s/ Dale M. Hanson
Dale M. Hanson      Director                             October 3,
                                                         1996

/s/ Weldon B.
Jolley              Director                             October 3,
Weldon B. Jolley,                                        1996
Ph.D.

/s/ Jean-Francois
Kurz                Director                             October 3,
Jean-Francois Kurz                                       1996

/s/ Thomas H.
Lenaugh             Director                             October 3,
Thomas H. Lenagh                                         1996

/s/ Charles T.
Manatt              Director                             October 3,
Charles T. Manatt                                        1996

/s/ Stephen D.
Moses               Director                             October 3,
Stephen D. Moses                                         1996

/s/ Michael Smith
Michael Smith,      Director                             October 3,
Ph.D.                                                    1996
Roberts A. Smith
Roberts A. Smith,   Director                             October 3,
Ph.D.                                                    1996

/s/ Richard W.
Starr               Director                             October 3,
Richard W. Starr                                         1996





                        INDEX TO EXHIBITS



4.1  Amended and Restated Certificate of Incorporation of
Registrant, previously filed as Exhibit 3.1 to    Registration
Statement No. 33-83952 on Form S-1, which is incorporated herein
by   reference, as amended by the Certificate of Merger, dated
November 10, 1994, of ICN     Pharmaceuticals, Inc., SPI
Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp., previously filed as Exhibit 4.1 to Registration Statement
No. 333-08179 on Form S-3, which   is incorporated herein by
reference.

4.2  Bylaws of the Registrant, previously filed as Exhibit 3.2 to
Registration Statement No. 33-83952     on Form S-1, which is
incorporated herein by reference.

4.3  Form of Rights Agreement, dated as of November 2, 1994
between the Registrant and    American Stock Transfer & Trust
Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994.

4.4 Common Stock Undertaking Agreement, dated July 18, 1996, by and among Siemens Medical Systems, Inc. and the Registrant, previously filed as Exhibit 4.6 to the Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference, as amended by Amendment No. 1, dated as of September 10, 1996, and Amendment No. 2, dated as of September 27, 1996.

5.   Opinion of David C. Watt, Executive Vice President, General
Counsel and Corporate    Secretary of the Registrant, regarding
the legality of the securities being registered.

15.1 Awareness Letter of Independent Public Accountants regarding
Unaudited Interim Financial   Information.

15.2 Review Report of Independent Public Accountants for the
period ended March 31, 1996,  previously filed    as Exhibit 15
to Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and incorporated herein by reference.

15.3 Review Report of Independent Public Accountants for the
period ended June 30, 1996, previously  filed as  Exhibit 15 to
Quarterly Report on Form 10-Q for the quarter ended June 30,
1996, and      incorporated herein by reference.

23.1 Consent of Coopers & Lybrand L.L.P., Independent Public
Accountants.

23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).

24.  Power of Attorney (included elsewhere in the Registration
Statement).


                                                         Exhibit 4.4

                        AMENDMENT NO. 1
                              TO
                    COMMON STOCK UNDERTAKING


          THIS AMENDMENT NO. 1 TO COMMON STOCK UNDERTAKING

("Amendment") dated as of September 10, 1996, is entered into by and among Siemens Medical Systems, Inc. ("Seller"), a Delaware corporation, and ICN Pharmaceuticals, Inc. ("ICN"), a Delaware

corporation.

                      W I T N E S S E T H:

          WHEREAS, ICN and Seller entered into that certain Asset

Purchase Agreement dated as of June 13, 1996 (the "Purchase

Agreement") pursuant to which, at the Closing thereunder on

July 18, 1996,  ICN purchased from Seller certain of the assets,

properties and rights comprising Siemens' Dosimetry Service

Business (the "Business") and ICN assumed from Seller certain liabilities related to the Business; and

          WHEREAS, in connection with the Purchase Agreement, ICN

and Seller entered into a Common Stock Undertaking dated as of

July 18, 1996 ("Common Stock Undertaking") with respect to the issuance of Common Stock of ICN, $.01 par value per share,

("Common Stock") in payment of the Purchase Price (as defined in the Purchase Agreement).

                       A M E N D M E N T:

          NOW THEREFORE, the parties hereby agree to amend the

Common Stock Undertaking as follows:

          1.  All capitalized terms used in this Amendment shall

have the meanings given to them in the Common Stock Undertaking unless otherwise specifically defined herein.

          2.  The following new Section 2.4 is added to the end

of Section 2 of the Common Stock Undertaking and shall read as follows:


          "2.4 Arranged Sale. (a) Notwithstanding the exercise at any time of Seller's Put Option, ICN shall have the absolute right, exercisable by delivery of an Arranged Sale Notice (defined below), to arrange the sale for cash of some or all ICN Shares then owned by Seller pursuant to the Plan of Distribution (and the transactions contemplated therein) set forth in ICN's Prospectus, dated July 22, 1996 ("Arranged Sale").
          Each and every Arranged Sale must close and result in payment of the proceeds thereof to Seller in the ordinary course of such transactions but in no event later than the Put Closing Date (each such closing being an "Arranged Sale Closing"). If some number of ICN Shares is the subject of a Put Notice and is also the subject of one or more Arranged Sale Notices, and if any of such shares remain unsold on the Put Closing Date, then the provisions of Sections 2.1 and 2.2 shall apply with respect to such unsold shares, as well as to such ICN Shares as may be subject of only a Put Notice. For purposes of this Section 2.4, an "Arranged Sale Notice" means a written notice given by ICN to Seller at any time and from time to time between September 10, 1996 and 11:59 p.m. (New York time) on September 24, 1996 advising Seller of ICN's intention to arrange one or more Arranged Sales and the number of ICN Shares to be sold pursuant thereto. Seller shall cooperate with ICN in effecting each Arranged Sale by providing timely instructions to its brokers, investment bankers, and other representatives involved in such sale and by making certificates representing the ICN Shares subject to such sale and other customary documents available for timely closing. All proceeds of an Arranged Sale shall be Seller's proceeds.

               (b) Not later than the Put Closing Date, ICN shall pay to Seller in cash the positive difference, if any, between (i) the product of $23.512493872 and the number of ICN Shares sold in all Arranged Sales and
          (ii) the proceeds of the sales of such number of ICN Shares actually received by Seller, less Seller's sales commissions, underwriting discounts, transfer fees and out-of-pocket expenses.

               (c) On the Put Closing Date, ICN shall also pay to Seller in cash the positive difference, if any, between (i) the product of the highest closing price of a share of ICN's Common Stock on the New York Stock Exchange during the period commencing on September 10, 1996 and ending at the close of business on September 24, 1996 and the number of ICN Shares sold as a result of Arranged Sales occurring on or before September 24, 1996 and (ii) the product of $23.512493872 and the number of ICN Shares sold as a result of Arranged Sales occurring on or before September 24, 1996.

               (d) ICN confirms that it shall receive no payment or other compensation for its involvement in any Arranged Sale and ICN shall pay all of its expenses and the fees and expenses of the brokers, bankers and advisors that sell the ICN shares.

               (e) ICN shall indemnify Seller and any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Seller with respect to any liability, claim, or damage arising out of the sale of ICN Shares through an Arranged Sale and shall reimburse Seller and any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Seller for any legal and other expenses reasonably incurred in connection with investigating and defending any such liability, claim, or damage; provided that ICN shall not be liable in any such case to the extent any liability, claim, damage, or expense arises out of or is based on any act or omission of Seller (or such other person). If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless Seller in respect of the foregoing, then ICN shall contribute to the amount paid or payable by Seller as a result thereof in such proportion as is appropriate to reflect the relative benefits received by, and the relative fault of, Seller, on the one hand, and ICN, on the other, and as further provided in and in accordance with Section 5.9(d) of the Common Stock Undertaking."

          3.  Except as specifically amended herein, the parties

hereby agree that all other terms and provisions of the Common

Stock Undertaking shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this

Amendment No. 1 to Common Stock Undertaking to be executed as of the date first above written.


                              "ICN"

                              ICN PHARMACEUTICALS, INC.,
                               a Delaware corporation


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________


                              "SIEMENS"

                              SIEMENS MEDICAL SYSTEMS, INC.,
                               a Delaware corporation


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________


                                                  DRAFT:  9/30/96

                        AMENDMENT NO. 2
                              TO
                    COMMON STOCK UNDERTAKING


          THIS AMENDMENT NO. 2 TO COMMON STOCK UNDERTAKING

("Amendment") dated as of September 27, 1996, is entered into by and among Siemens Medical Systems, Inc. ("Seller"), a Delaware corporation, and ICN Pharmaceuticals, Inc. ("ICN"), a Delaware

corporation.

                      W I T N E S S E T H:

          WHEREAS, ICN and Seller entered into that certain Asset

Purchase Agreement dated as of June 13, 1996 (the "Purchase

Agreement") pursuant to which, at the Closing thereunder on

July 18, 1996,  ICN purchased from Seller certain of the assets,

properties and rights comprising Siemens' Dosimetry Service

Business (the "Business") and ICN assumed from Seller certain liabilities related to the Business;

          WHEREAS, in connection with the Purchase Agreement, ICN

and Seller entered into a Common Stock Undertaking dated as of

July 18, 1996 ("Original Common Stock Undertaking") with respect to the issuance of Common Stock of ICN, $.01 par value per share

("Common Stock") in payment of the Purchase Price (as defined in the Purchase Agreement);

          WHEREAS, ICN and Seller entered into an Amendment No. 1

to Common Stock Undertaking dated as of September 10, 1996

("Amendment No. 1");

          WHEREAS, on September 13, 1996 Seller issued to ICN a

Put Notice (within the meaning of Section 2.1 of the Original

Common Stock Undertaking as amended by Amendment No. 1

(collectively, the "Common Stock Undertaking")) ("9/13 Put

Notice"); and

          WHEREAS, ICN and Seller desire to further amend the

Common Stock Undertaking.



                       A M E N D M E N T:

          NOW THEREFORE, the parties hereby agree to amend the

Common Stock Undertaking as follows:

          1.  All capitalized terms used in this Amendment shall

have the meanings given to them in the Common Stock Undertaking unless otherwise specifically defined herein.

          2.  Notwithstanding the provisions of Section 2.1 of

the Common Stock Undertaking providing that the 9/13 Put Notice is irrevocable, Seller and ICN hereby agree that the 9/13 Put

Notice shall be revocable and is hereby revoked by Seller and of no further force or effect.

          3.  Section 2.1 of the Common Stock Undertaking is

amended and restated in its entirety as follows:


          "2.1 Seller's Put. (a) Notwithstanding any provision to the contrary herein, at any time after the Closing Date, and on or before December 16, 1996, the Seller shall have the absolute right, at its sole option, by irrevocable written notice to ICN (the "Put Notice"), to require ICN to purchase, for cash at a closing (the "Put Closing"), to be held on December 23, 1996 (the "Put Closing Date") all the ICN Shares then owned by the Seller for a price per share equal to the Guaranteed Share Price. The foregoing right in the Seller to cause the repurchase of its ICN Shares is referred to herein as the "Seller's Put Option."

          (b)  In addition to the cash payment referred to in
          Section 2.1(a) above, not later than the Put Closing Date, ICN shall pay to Seller in cash an amount equal to the interest which would accrue on the sum of the following amounts: (A) the aggregate amount payable by ICN to Seller under Section 2.1(a) for the period beginning on September 28, 1996 through (and including) December 23, 1996, plus (B) the amount equal to the product of the number of shares sold in any and all Arranged Sales times the Guaranteed Share Price, for the period beginning on September 28, 1996 through (and including) the date of receipt of the sales proceeds with respect to all Arranged Sales, plus (C) the amount equal to the product of the number of shares sold in any and all Siemens Voluntary Sales times the Guaranteed Share Price, for the period beginning on September 28, 1996 through (and including) the date of receipt of the sales proceeds with respect to all Siemens Voluntary Sales, at an annual interest rate equal to one percent (1%) plus that rate from time to time announced by Bank of America, N.T.&S.A. by its San Francisco headquarters office as its prime or reference rate. The term "Siemens Voluntary Sales" shall mean any sale by Siemens of any of the ICN Shares other than in an Arranged Sale or upon exercise of the Seller's Put Option.

          4.  Section 2.4 of the Common Stock Undertaking is

amended and restated in its entirety as follows:


          "2.4 Arranged Sale. (a) Notwithstanding the exercise at any time of Seller's Put Option, ICN shall have the absolute right, exercisable by delivery of an Arranged Sale Notice (defined below), to arrange the sale for cash of some or all ICN Shares then owned by Seller pursuant to the Plan of Distribution (and the transactions contemplated therein) set forth in ICN's Prospectus, dated July 22, 1996 ("Arranged Sale").
          Each and every Arranged Sale must close and result in payment of the proceeds thereof to Seller in the ordinary course of such transactions but in no event later than the Put Closing Date (each such closing being an "Arranged Sale Closing"). If some number of ICN Shares is the subject of a Put Notice and is also the subject of one or more Arranged Sale Notices, and if any of such shares remain unsold on the Put Closing Date, then the provisions of Sections 2.1 and 2.2 shall apply with respect to such unsold shares, as well as to such ICN Shares as may be subject of only a Put Notice. For purposes of this Section 2.4, an "Arranged Sale Notice" means a written notice given by ICN to Seller at any time and from time to time between September 28, 1996 and 11:59 p.m. (New York time) on December 19, 1996 advising Seller of ICN's intention to arrange one or more Arranged Sales and the number of ICN Shares to be sold pursuant thereto. Seller shall cooperate with ICN in effecting each Arranged Sale by providing timely instructions to its brokers, investment bankers, and other representatives involved in such sale and by making certificates representing the ICN Shares subject to such sale and other customary documents available for timely closing. All proceeds of an Arranged Sale shall be Seller's proceeds.

               (b) Not later than the Put Closing Date, ICN shall pay to Seller in cash the positive difference, if any, between (i) the product of $23.512493872 and the number of ICN Shares sold in all Arranged Sales minus
          (ii) the proceeds of the sales of such number of ICN Shares actually received by Seller, less Seller's sales commissions, underwriting discounts, transfer fees and out-of-pocket expenses. Interest shall be payable by ICN to Seller on any amounts payable by ICN to Seller pursuant to this Section 2.4(b) in accordance with
          Section 2.1(b), above.

               (c) On the Put Closing Date, ICN shall also pay to Seller in cash the positive difference, if any (the "Upside Potential Payment"), between (i) the product of the highest closing price (the "Highest Closing Price") of a share of ICN's Common Stock on the New York Stock Exchange during the period commencing on September 28, 1996 and ending at the close of business on December 23, 1996 times the sum of (A) the number of ICN Shares sold as a result of Arranged Sales occurring on or before December 23, 1996, plus (B) the number of ICN Shares which ICN shall be required to purchase pursuant to a Put Notice on the Put Closing Date, minus
          (ii) the product of $23.512493872 times the sum of
          (A) and (B) in clause (i), above. Notwithstanding the foregoing provisions of this Section 2.4(c), for purposes of calculating the Upside Potential Payment, the Highest Closing Price shall in no event exceed a maximum amount equal to $28.21 per share irrespective of the actual highest closing price during the period.

               (d) ICN confirms that it shall receive no payment or other compensation for its involvement in any Arranged Sale and ICN shall pay all of its expenses and the fees and expenses of the brokers, bankers and advisors that sell the ICN shares.

               (e) ICN shall indemnify Seller and any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Seller with respect to any liability, claim, or damage arising out of the sale of ICN Shares through an Arranged Sale and shall reimburse Seller and any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Seller for any legal and other expenses reasonably incurred in connection with investigating and defending any such liability, claim, or damage; provided that ICN shall not be liable in any such case to the extent any liability, claim, damage, or expense arises out of or is based on any act or omission of Seller (or such other person). If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless Seller in respect of the foregoing, then ICN shall contribute to the amount paid or payable by Seller as a result thereof in such proportion as is appropriate to reflect the relative benefits received by, and the relative fault of, Seller, on the one hand, and ICN, on the other, and as further provided in and in accordance with Section 5.9(d) of the Common Stock Undertaking.

          5.  Section 2 of the Common Stock Undertaking is

amended to add a new Section 2.5 which shall read as follows:


          "2.5  Issuance of Additional ICN Shares as Prepayment.
          (a) As a partial prepayment of any and all of its obligations under the Common Stock Undertaking, including, without limitation, ICN's obligations to make the cash payments referred to in Sections 2.1, 2.4(b) and 2.4(c) hereof, ICN hereby agrees to issue to Seller concurrently with the execution and delivery of this Amendment, a total of 195,122 additional shares of ICN Common Stock (the "Additional ICN Shares") having a fair market value, as of September 27, 1996, equal to $4,000,000. The value of the Additional ICN Shares from time to time shall be referred to herein as the "Prepaid Value." Such Prepaid Value shall also include the proceeds of any sale by Seller, actually received by Seller, less Seller's sales commissions, underwriting discounts, transfer fees and out-of-pocket expenses, of any of such Additional ICN Shares, and such sold shares shall no longer be deemed Additional ICN Shares (and Seller shall elect whether a sale of Common Stock is a sale of ICN Shares or Additional ICN Shares and shall give ICN notice, no later than ten days after any such sale, of the sale of any Additional ICN Shares). The Additional ICN Shares shall be registered by ICN's transfer agent in Seller's name and, upon issuance, shall be validly issued, fully paid and non-assessable shares of Common Stock of ICN, and ICN shall cause the delivery to Seller of the legal opinion referred to in Section 5.8(i) of the Common Stock Undertaking.

               (b) The Additional ICN Shares shall be deemed "Registrable Securities" for purposes of Section 5 of the Common Stock Undertaking and entitled to all registration and related rights pursuant thereto. In furtherance thereof, in accordance with Section 5.5 of the Common Stock Undertaking, ICN agrees to file with the Commission a registration statement on Form S-3 (or post-effective amendment to registration statement) as soon as practicable (in any event no later than October 4, 1996) to effect the registration under the Act of all the Additional ICN Shares and shall use its best efforts to have the registration statement (or post effective amendment) declared effective as soon as practicable.

               (c) ICN agrees that, between September 28, 1996 and the Put Closing Date, at the end of each three week interval during such period, in the event that the Prepaid Value shall be less than the "Minimum Prepaid Value" (as defined below), based upon the average of the closing sale prices of Common Stock on the New York Stock Exchange during the relevant three-week period, it will issue (within five business days) to Seller that number of additional shares of Common Stock, valued based upon such average of the closing sale prices, as shall be necessary to cause the Prepaid Value to equal or exceed the Minimum Prepaid Value. Such additional shares of Common Stock shall be deemed for all purposes "Additional ICN Shares" entitled to all rights accorded "Additional ICN Shares" hereunder, including, without limitation, all registration rights of Registrable Securities set forth in Section 5 of the Common Stock Undertaking; and, for purposes of such Section, such Section shall be deemed amended to provide that Seller shall be entitled to demand as many registrations, including in any one-year period, as necessary to effect the registration of all such additional shares. Such additional shares of Common Stock shall be registered by ICN's transfer agent in Seller's name and, upon issuance, shall be validly issued, fully paid and nonassessable, and ICN shall cause the delivery to Seller of the legal opinion referred to in Section 5.8(i) of the Common Stock Undertaking. For purposes of the Common Stock Undertaking, Minimum Prepaid Value, as of any date, shall be (A) that dollar amount equal to the cash payments that are or will (assuming exercise of the Seller's Put Option) be payable by ICN under Sections 2.1(a), 2.1(b) and 2.4(b), if computed as of such date, minus (B) the value of the ICN Shares, valued based on the foregoing average of the closing sale prices, then owned by Seller.

               (d) Upon satisfaction of all of ICN's obligations under the Common Stock Undertaking, including, without limitation, payment of the cash amounts referred to in Sections 2.1(a), 2.1(b), 2.4(b) and 2.4(c) hereof,
          Seller shall return to ICN that number of Additional ICN Shares then held by Seller and, if any, cash equal to the amount of net proceeds received by Seller upon the sale of any Additional ICN Shares. Any such cash paid over to ICN by Seller may be handled as a credit to ICN for amounts otherwise payable hereunder by ICN; the return of such Additional ICN Shares, however, shall not be treated as a credit against any such cash payments owing by ICN to Seller.

               (e) ICN and Seller hereby restate as of the date hereof their respective representations and warranties set forth in Section 3 and 4, respectively, of the Common Stock Undertaking, and ICN hereby restates its representations and warranties set forth in Section
          4.08 and 4.09 of the Purchase Agreement.

          6.  Except as specifically amended herein, the parties

hereby agree that all other terms and provisions of the Common

Stock Undertaking shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this

Amendment No. 2 to Common Stock Undertaking to be executed as of the date first above written.


                              "ICN"

                              ICN PHARMACEUTICALS, INC.,
                               a Delaware corporation


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________


                              "SIEMENS"

                              SIEMENS MEDICAL SYSTEMS, INC.,
                               a Delaware corporation


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________


                              By:__________________________
                                 Name:_____________________
                                 Title:____________________




                                                        Exhibit 5
October 3, 1996


ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

RE:  Registration Statement of Form S-3
     ICN Pharmaceuticals, Inc.
     400,000 Shares of Common Stock

Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Corporate Secretary of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 400,000 shares (the "Shares") of common stock, $.01 par value of the Company, being offered pursuant to the above described Registration Statement.

     In connection with the offering of the Shares, I have examined the Amended and Restated Certificate of Incorporation, By-laws and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

     Based and relying solely upon the foregoing, it is my opinion that 195,122 of the Shares are duly authorized, validly issued, fully paid and nonassessable and the balance of the Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

     This opinion may be filed as an exhibit to the above described Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in such Registration Statement as having passed upon the validity of the issuance of the Shares. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,


/s/ David C. Watt


David C. Watt
Executive Vice President,
General Counsel and Corporate Secretary




                                                      Exhibit 15.1

                        Awareness Letter



                                        October 3, 1996







Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:  ICN Pharmaceuticals, Inc.
                    Registration Statement on Form S-3 (File No.
	            333-)


     We are aware that our reports dated July 30, 1996 and April 26, 1996, on our reviews of interim financial information of ICN Pharmaceuticals, Inc. for the three and six month periods ended June 30, 1996 and for the three month period ended March 31, 1996 and included in the Company's quarterly reports on Form 10-Q for the periods then ended, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                                   /s/ Coopers & Lybrand L.L.P.
                                   Coopers & Lybrand L.L.P.




                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





We consent to the incorporation by reference in this Registration
Statement on Form S-3 (File No. 333-     ) of our report, which
includes, as it relates to 1994 and 1993, an emphasis of matter paragraph related to certain transactions between affiliates, dated February 19, 1996, appearing in the Annual Report on Form 10-K of ICN Pharmaceuticals, Inc. for the year ended December 31, 1995, on our audits of the consolidated financial statements and financial statement schedule listed in the index on page 24 of the Form 10-K. We also consent to the reference to our firm under the caption "Independent Public Accountants."


                                        /s/ Coopers & Lybrand L.L.P.

                                        Coopers & Lybrand L.L.P.


Los Angeles, CA
October 3, 1996